CREDIT AGREEMENT

                                      AMONG

                                LADISH CO., INC.,

                    THE FINANCIAL INSTITUTIONS PARTIES HERETO

                                       AND

                          FIRSTAR BANK MILWAUKEE, N.A.,

                                    AS AGENT




                          DATED AS OF FEBRUARY 15, 1999



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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

1.   Definitions                                                               1

2.   The Credit Facilities; Fees

     2.1      Revolving Loans                                                 11
     2.2      Interest Rate Options                                           12
     2.3      Borrowing Procedure for Revolving Loans                         12
     2.4      Continuation and Conversion Procedure                           14
     2.5      Commitment Fee                                                  14
     2.6      Reduction or Termination of Revolving
               Loan Commitment                                                15
     2.7      Interest Rates                                                  15
     2.8      Payments                                                        16
     2.9      Prepayments                                                     16
     2.10     Additional LIBOR Rate Loan Provisions                           17
     2.11     Setoff                                                          18
     2.12     Pro Rata Treatment; Sharing of Payments                         18
     2.13     Capital Adequacy                                                19
     2.14     Yield Protection                                                19
     2.15     Taxes                                                           20
     2.16     Other Fees                                                      22
     2.17     Use of Proceeds                                                 23
     2.18     Lender Withdrawal Prior to Effective
               Date; Replacement Lender                                       23

3.   Representations and Warranties

     3.1      Organizations, Subsidiaries; Corporate Power                    24
     3.2      Authorization and Binding Effect                                24
     3.3      Financial Statements                                            24
     3.4      Litigation                                                      25
     3.5      Restricted Payments                                             25
     3.6      Indebtedness; No Default                                        25
     3.7      Ownership of Properties; Liens and Encumbrances                 25
     3.8      Tax Returns Filed                                               26
     3.9      Margin Stock                                                    26
     3.10     Investment Company                                              26

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     3.11     ERISA Liabilities                                               26
     3.12     No Burdensome Agreements                                        27
     3.13     Trademarks, Etc.                                                27
     3.14     Dump Sites                                                      27
     3.15     Tanks                                                           27
     3.16     Other Environmental Conditions                                  27
     3.17     Changes in Laws                                                 28
     3.18     Environmental Judgments, Decrees and Orders                     28
     3.19     Environmental Permits and Licenses                              28
     3.20     Year 2000                                                       28
     3.21     Accuracy of Information                                         28

4.   Conditions for Borrowing

     4.1      On or Before the Date of Execution of this Agreement            28
     4.2      On or Before the Effective Date                                 29
     4.3      On or Before Each Subsequent Borrowing Date                     31

5.   Affirmative Covenants

     5.1      Annual Financial Statement                                      31
     5.2      Interim Financial Statements                                    32
     5.3      Management Letters                                              32
     5.4      Other Financial Information                                     32
     5.5      Books and Records; Inspection                                   32
     5.6      Insurance                                                       32
     5.7      Condition of Property                                           33
     5.8      Payment of Taxes                                                33
     5.9      Compliance with Law                                             33
     5.10     ERISA Certificate                                               33
     5.11     Compliance with Other Loan Documents                            34
     5.12     Notice of Default or Claimed Default                            34

6.   Negative Covenants

     6.1      Restricted Payments                                             34
     6.2      Limitations on Indebtedness                                     35
     6.3      Limitations on Guaranty Obligations                             35
     6.4      Limitations on Lease Obligations                                35
     6.5      Limitation on Liens and Encumbrances                            35
     6.6      Limitation on Mergers, Etc.                                     35
     6.7      Limitation on Acquisitions, Advances and Investments            35


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     6.8      Lines of Business                                               36
     6.9      Sales of Receivables                                            36
     6.10     Sales of Subsidiaries                                           36
     6.11     Sale and Leaseback                                              36
     6.12     Indebtedness to Capitalization Ratio                            36
     6.13     Interest Coverage Ratio                                         36
     6.14     Indebtedness to EBITDA Ratio                                    36
     6.15     Transactions with Affiliates                                    36

7.   Events of Default; Remedies

     7.1      Events of Default                                               37
     7.2      Remedies                                                        38

8.   The Agent

     8.1      Appointment and Duties of Agent and Issuing Bank                39
     8.2      Discretion and Liability of the Agent                           39
     8.3      Notice of Default                                               39
     8.4      Consultation                                                    39
     8.5      Communications To and From the Agent                            40
     8.6      Limitations of Agency                                           40
     8.7      No Representation or Warranty                                   40
     8.8      Lender Credit Decision                                          40
     8.9      Indemnity                                                       40
     8.10     Resignation or Removal of Agent; Successor
               Agent                                                          41

9.   Miscellaneous

     9.1      Survival of Representations and Warranties                      41
     9.2      Indemnification                                                 42
     9.3      Expenses                                                        42
     9.4      Notices                                                         42
     9.5      Assignments and Participations                                  43
     9.6      Titles                                                          44
     9.7      Parties Bound; Waiver                                           44
     9.8      Governing Law                                                   45
     9.9      Submission to Jurisdiction; Service of
               Process                                                        45
     9.10     Waiver of Jury Trial                                            45
     9.11     Limitation of Liability                                         46


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     9.12     Amendments                                                      46
     9.13     Counterparts                                                    46
     9.14     Entire Agreement                                                46

                                    Schedules

              Schedule 1.1:      Existing Liens and Security Interests
              Schedule 3.4:      Litigation
              Schedule 3.18:     Environmental Matters
              Schedule 3.20      Year 2000 Compliance
              Schedule 6.3       Guaranty Obligations


                                Exhibits


              Exhibit A:         Form of Revolving Note
              Exhibit B:         Form of Notice of Borrowing
              Exhibit C          Form of Conversion/Continuation Notice
              Exhibit D:         Form of Opinion of Company Counsel
              Exhibit E          Form of Assignment and Assumption



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                                CREDIT AGREEMENT


               THIS CREDIT AGREEMENT, dated as of February 15, 1999, is among LADISH CO., INC., a Wisconsin corporation (the "Company"), the financial institutions parties hereto (individually a "Lender" and collectively the "Lenders") and FIRSTAR BANK MILWAUKEE, N.A., as agent for the Lenders (in such capacity, the "Agent"). The parties hereto agree as follows:

               1. Definitions. As used in this Agreement, the following terms have the following meanings:

                    "Adjusted LIBOR Rate" means, with respect to a LIBOR Rate Loan for the relevant Interest Period, a rate per annum (rounded upward, if necessary, to the next higher 1/16 of 1%) determined according to the following formula:

               Adjusted LIBOR Rate =           LIBOR Rate
                                    ------------------------------------
                                    1.00 - LIBOR Reserve Requirement

                    "Affiliate" of any Person means any other Person, directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether by ownership of stock (or other ownership interests), by contract or otherwise.

                    "Amortization Expense" means, for any period, the aggregate amount reported as an expense by the Company and its Consolidated Subsidiaries for the amortization of intangible assets on the consolidated statement of income for such period of the Company and its Consolidated Subsidiaries.

                    "Applicable  Margin"  means  (a) in the  case of  Base  Rate
Loans, minus 100 basis points (-1.0%) per annum and (b) in the case of LIBOR Rate Loans, plus 75 basis points (.75%) per annum.

                    "Base Rate" means, for any day, the higher of (a) 0.50% per annum above the latest Federal Funds Rate for such day and (b) the Prime Rate in effect for such day.

                    "Base Rate Loans" means a Revolving Loan that bears interest at a rate determined by reference to the Base Rate.

                    "Borrowing Date" means each date on which a Revolving Loan is made by a Lender to the Company.

                    "Business Day" means a day (other than Saturday or Sunday) on which banks are open for business in Milwaukee , Wisconsin and, with respect to the making, payment or rate determination of a LIBOR Rate Loan, a day on which dealings in United States dollars are carried on in the London interbank market.

                    "Capitalized Lease Obligations" means the aggregate amount of the obligations of the Company and its Consolidated Subsidiaries under any lease or rental arrangement which would be capitalized under GAAP and shown as a liability on the consolidated balance sheet of the Company and its Consolidated Subsidiaries.

                    "Change in Control" means the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 35% or more of the outstanding shares of voting stock of the Company.

                    "Code" means the Internal Revenue Code of 1986, as amended.

                    "Consolidated   Subsidiaries"   means   Subsidiaries   whose
financial statements are consolidated with those of the Company in accordance with GAAP.

                    "Controlled Group" means a group of trades or businesses (whether or not incorporated) under common control, as defined in the regulations issued pursuant to section 414(c) of the Code or such other regulations prescribed by the Pension Benefit Guaranty Corporation pursuant to section 4001(b)(1) of ERISA, of which the Company is a part.

                    "Conversion/Continuation   Notice"   means   a   notice   in
substantially the form of Exhibit C.

                    "Default" means any act, event, condition or omission which, with the giving of notice or lapse of time, would constitute an Event of Default if uncured or unremedied.

                    "Depreciation Expense" means, for any period, the aggregate amount reported as an expense by the Company and its Consolidated Subsidiaries

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for the depreciation of tangible assets on the consolidated  statement of income for such period of the Company and its Consolidated Subsidiaries.

                    "Earnings Before Taxes" means, for any period, the Net Earnings of the Company and its Consolidated Subsidiaries, but before income taxes, as reported on the consolidated statement of income for such period of the Company and its Consolidated Subsidiaries.

                    "Effective Date" means July 1, 1999.

                    "Eligible Assignee" means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000, (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000 (provided that such bank is acting through a branch or agency located in the United States) and (c) a Person that is primarily engaged in the business of commercial banking and which is an Affiliate of a Lender.

                    "Environmental Laws" means all federal, state and local laws including statutes, regulations, ordinances, codes, rules and other governmental restrictions and requirements relating to the discharge of air pollutants, water pollutants or process waste water or otherwise relating to the environment or hazardous substances including, but not limited to, the Federal Solid Waste Disposal Act, the Federal Clean Air Act, the Federal Clean Water Act, the
Federal Resource Conservation and Recovery Act of 1976, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, regulations of the Environmental Protection Agency, regulations of the Nuclear Regulatory Commission and regulations of any state department of natural resources or state environmental protection agency now or at any time hereafter in effect.

                    "ERISA" means, at any date, the Employee Retirement Income Security Act of 1974, and the regulations thereunder, all as the same shall be in effect at such date.

                    "Event of Default" means the occurrence of any of the events described in section 7.1.

                    "Federal Funds Rate" means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight, Federal funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers on such day, as published for such day by the Federal Reserve Bank of New York in the weekly statistical release designated as H.15(519), or any


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successor  publication,  on the  preceding  Business  Day  opposite  the caption
"Federal Funds Rate (Effective)", or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it. In the case of a day which is not a Business Day, the Federal Funds Rate for such day shall be the Federal Funds Rate for the preceding Business Day.

                    "Firstar" means Firstar Bank Milwaukee, N.A., a national banking association.

                    "GAAP" means generally accepted accounting principles in effect in the United States from time to time.

                    "Guaranty   Obligations"   means  any  direct  or   indirect
liability or obligation of the Company or any Subsidiary under any agreement, undertaking or arrangement under which the Company or a Subsidiary guarantees, endorses or otherwise becomes or is liable for an obligation of any other Person.

                    "Indebtedness" of a Person means, without duplication,  such
Person's (a) obligations for borrowed money, (b) obligations representing the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of such Person's business payable on terms customary in the trade), (c) obligations, whether or not assumed, secured by a mortgage lien, pledge or security interest on the property of such Person, (d) obligations which are evidenced by notes, acceptances or other instruments, (e) Capitalized Lease Obligations, (f) obligations arising pursuant to Swap Contracts and (g) obligations for which such Person is obligated pursuant to a letter of credit.

                    In the case of the Company, for purposes of the financial covenants in section 6 of this Agreement, the Indebtedness under clause (f) shall be valued at the Swap Termination Value if a "termination event" or "event of default" has occurred under the Swap Contract and, at all other times, shall be deemed to be $0.

                    "Indebtedness   to    Capitalization    Ratio"   means   the
relationship, expressed as a numerical ratio, between:

                         (a) Indebtedness;

and

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

                         (b) the sum of (i) Indebtedness and (ii) Total Equity;

all as determined without duplication in accordance with GAAP applied on a consistent basis to the Company and its Consolidated Subsidiaries as of the date of determination.

                    "Indebtedness to EBITDA Ratio" means the relationship, expressed as a numerical ratio, between:

                         (a) Indebtedness, as of the date of determination;

and

                         (b) the sum of (i) Earnings Before Taxes, (ii) Interest
Expense, (iii) Depreciation Expense and (iv) Amortization Expense, in each case for the four quarter period ending on the date of determination; all as determined in accordance with GAAP applied on a consistent basis to the Company and its Consolidated Subsidiaries; provided, however, if the Company (a) acquires the capital stock or other ownership interests of another Person (the "Acquired Company") which, upon completion of the transaction, becomes a Subsidiary or (b) acquires assets from another Person (the "Acquired Assets"), then the Earnings Before Taxes, Interest Expense, Depreciation Expense and Amortization Expense of the Acquired Company, or, in the case of Acquired Assets, the portion thereof attributable to the Acquired Assets, shall be added to or subtracted from, as the case may be, those of the Company for the portion of the four quarter period preceding the date of determination that the Company did not own the Acquired Company or the Acquired Assets. The Company shall separately identify any amounts relating to an Acquired Company or to Acquired Assets in the financial covenant calculations required to be provided under section 5.2.

                    "Interest Coverage Ratio" means the relationship, expressed as a numerical ratio, between:

                         (a) the  sum of (i)  Earnings  Before  Taxes  and  (ii)
Interest Expense;

and

                         (b) Interest Expense;

all as determined without duplication in accordance with GAAP applied on a consistent basis to the Company and its Consolidated Subsidiaries for the four quarter period ending on the date of determination.


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

                    "Interest Expense" means, for any period, the aggregate amount which would be reported as paid, incurred, or accrued as interest expense on the consolidated statement of income for such period of the Company and its Consolidated Subsidiaries.


                    "Interest Period" means, with respect to a LIBOR Rate Loan, a period of one, two or three months commencing on (and including) a Business Day selected by the Company pursuant to section 2.4(a) or 2.5(c) of this Agreement and ending on (but excluding) the day which corresponds numerically to such date one, two or three months thereafter (or, if such month has no numerically corresponding date, on the last Business Day of such month), provided that:

                         (a) if an Interest  Period would otherwise end on a day
which is not a Business Day, such Interest Period shall end on the next following Business Day (unless such next following Business Day is in a new calendar month in which case such Interest Period shall end on the immediately preceding Business Day); and

                         (b) no Interest  Period may end later than the Maturity
Date, in the case of a Revolving Loan.

                    "Lease Obligations" means, at any date, the obligations of the Company or any Subsidiary under leases of real or personal property (including taxes, insurance, maintenance and similar expenses which the Company or a Subsidiary is required to pay under any such lease) whether or not such obligations are reflected as liabilities on the consolidated balance sheet of the Company or in a note thereto excluding, however, Capitalized Lease Obligations.

                    "LIBOR Rate" means, with respect to a LIBOR Rate Loan for the applicable Interest Period, the interest rate at which deposits in United States dollars, in an amount approximately equal to the requested LIBOR Rate Loan and having a maturity approximately equal to the requested Interest Period, are offered to the Agent by prime banks in the London interbank market at approximately 11 a.m. (London time) two Business Days prior to the first day of such Interest Period. The LIBOR Rate determined by the Agent shall, in the absence of manifest error, be conclusive.

                    "LIBOR Rate Loan" means a Revolving Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate.

                    "LIBOR Reserve Requirement" means, with respect to a LIBOR Rate Loan for the applicable Interest Period, the percentage (expressed as a decimal) equal to the maximum aggregate reserve requirements (including, without limitation, any marginal, special, emergency and supplemental reserves) established by the Board of Governors of the Federal Reserve System for "eurocurrency liabilities" (as defined in Regulation D of such Board), or for other liabilities which include deposits of the type used in determining the LIBOR Rate, having a term approximately equal to the applicable Interest Period.

                    "Loan" means an extension of credit by a Lender to the Company in the form of a Revolving Loan.

                    "Loan Documents" means this Agreement, the Notes and all other documents, instruments and agreements related to or executed in connection with this Agreement and the transactions contemplated hereby.

                    "Majority Lenders" means the Lenders holding in the aggregate at least 51% of the aggregate outstanding principal balance of the Loans or, if there are no Loans outstanding, Lenders whose aggregate Percentage is at least 51%.

                    "Maturity Date" means June 29, 2000, or such earlier date on which the Agent declares the Notes to be, or the Notes automatically become, immediately due and payable pursuant to section 7.2 of this Agreement.

                    "Multiemployer Plan" means any pension benefit plan subject to Title IV of ERISA as defined in section 4001(a)(3) of ERISA, to which the Company, any of its Subsidiaries or any member of the Controlled Group is required to contribute on behalf of its employees.

                    "Net Earnings" means, for any period, the excess of:

                         (a) all revenues and income derived from  operations in
the ordinary course of business (excluding extraordinary gains and profits upon the disposition of investments and fixed assets),

over

                         (b) all  expenses  and  other  proper  charges  against
income (including payment or provision for all applicable income and other taxes, but excluding extraordinary losses and losses upon the disposition of investments and fixed assets),

all as determined for such period in accordance with GAAP applied on a consistent basis to the Company and its Consolidated Subsidiaries.

                    "Note"  means  a  Revolving   Note  and  "Notes"  means  all
Revolving Notes.


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

                    "Notice of Borrowing" means a notice in substantially the form of Exhibit B.

                    "Percentage" means, for each Lender:

                         (a) a percentage equal to such Lender's  Revolving Loan
Commitment  divided by the aggregate  Revolving Loan Commitments of all Lenders;
or,

                         (b) if the aggregate  Revolving Loan Commitments of all
Lenders have been terminated, a percentage equal to the outstanding principal amount of Loans made by such Lender divided by the aggregate outstanding principal amount of Loans made by all Lenders;

and the Percentage of each Lender as of the date of execution of this Agreement is set forth opposite its signature hereto.

                    "Permitted Liens" means (a) security interests and liens listed on Schedule 1.1 attached hereto, provided that the Indebtedness secured thereby shall not be renewed, extended or increased; (b) liens for taxes, assessments or governmental charges not delinquent or being contested in good faith by the Company or any Subsidiary for which adequate reserves are established and maintained in accordance with GAAP; (c) construction lien claims not delinquent; (d) purchase money security interests or liens on any property to be used by the Company or a Subsidiary in the normal course of its business, and created or incurred simultaneously with the acquisition of such property, if such security interest or lien is limited to the property so acquired and the aggregate Indebtedness incurred by the Company and its Subsidiaries during any fiscal year which is secured by such security interests and liens does not exceed $2,000,000; (e) liens or deposits in connection with worker's compensation or other insurance or to secure the performance of bids, trade contracts (other than for borrowed money), leases, public or statutory obligations, surety or appeal bonds or other obligations of like nature incurred in the ordinary course of business; (f) security interests or liens in respect of capital assets acquired pursuant to capitalized leases, provided the aggregate Capitalized Lease Obligations (determined in accordance with GAAP) under all capitalized leases does not exceed $2,000,000; and (h) easements, restrictions, minor title irregularities and similar matters which have no material adverse effect as a practical matter upon the ownership or use of its property by the Company or any Subsidiary.

                    "Permitted Swap Contract" means a Swap Contract between the Company and a Lender (or any Affiliate of a Lender); provided that such agreement is entered into in the ordinary course of business by the Company for


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

the purpose of mitigating the Company's risks with respect to interest rate volatility and not for the purpose of speculation.

                    "Person" means any natural person, corporation, limited liability company, joint venture, partnership, association, trust or other entity or any government or political subdivision or any agency, department or instrumentality thereof.

                    "Plan" means any pension benefit plan subject to Title IV of ERISA, including any Multiemployer Plan, maintained by the Company, any of its Subsidiaries or any member of the Controlled Group or any such Plan to which the Company, any of its Subsidiaries or any member of the Controlled Group is required to contribute on behalf of its employees.

                    "Prime Rate" means the rate of interest announced by the Agent from time to time as its base rate for interest rate determinations. The Prime Rate may or may not be the lowest interest rate charged by the Agent.

                    "Quoted Rate" means, as to a Swing Line Loan, the per annum rate of interest quoted to the Company by Firstar as the rate of interest applicable to the Swing Line Loan requested by the Company.

                    "Quoted Rate Loan" means a Swing Line Loan that bears interest based on the Quoted Rate.

                    "Reportable Event" means a reportable event as that term is defined in ERISA.

                    "Restricted Payments" means dividends or other distributions by the Company or any Subsidiary based upon the stock or other ownership interest of the Company or any Subsidiary (except dividends payable to the Company and dividends payable solely in stock of the Company) and purchases, redemptions and other acquisitions, direct or indirect, by the Company or any Subsidiary, of the stock or other ownership interest of the Company or any Subsidiary.

                    "Revolving Loan" means a Loan made by a Lender to the Company pursuant to section 2.1 of this Agreement.

                    "Revolving Loan Commitment" means the obligation of each Lender to make Revolving Loans to the Company. The total Revolving Loan Commitment of the Lenders is $100,000,000 as of the date of the execution of this Agreement and is subject to reduction from time to time pursuant to section
2.6 and is further  subject to reduction and  reinstatement  pursuant to section
2.18. The


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

Revolving Loan Commitment of each Lender as of the date of execution of this Agreement is set forth opposite its signature hereto.

                    "Revolving Note" means a promissory note of the Company in the form of Exhibit A, appropriately completed, evidencing Revolving Loans made by a Lender to the Company and "Revolving Notes" means each Revolving Note.

                    "Subordinated Debt" means Indebtedness for borrowed money of the Company or any of its Subsidiaries, the payment of which is fully subordinated, in a manner satisfactory to the Lenders, to the prior payment of the Notes.

                    "Subsidiary" means as of a particular date (a) any corporation more than 50% of whose outstanding stock having ordinary voting power for the election of directors shall at the time be owned or controlled by the Company or by one of its Subsidiaries and (b) any limited liability company more than 50% of whose outstanding ownership interests shall at the time be owned or controlled by the Company or by one of its Subsidiaries.

                    "Swap Contract" means any agreement (including any master agreement and the schedules thereto) designed to protect at least one of the parties thereto from fluctuations in interest rates, exchange rates or forward rates including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate swap, cap or collar agreements, forward rate currency or interest rate options, puts and warrants.

                    "Swap Termination Value" means, in respect to any Swap Contract, the termination value determined in accordance with such Swap Contract after taking into account any legally enforceable netting agreement.

                    "Swing Line Loan" means a Revolving Loan made to the Company by Firstar pursuant to Section 2.1(b). Swing Line Loans shall be a subfacility of Firstar's Revolving Loan Commitment and thus, a subfacility of the Lenders' total Revolving Loan Commitment.

                    "Term Loan" means an advance by a Lender to the Company with a duration of one, three or five years to be used by the Company to finance (or refinance Revolving Loans made to finance) the acquisition of the business and/or assets of another Person. Term Loans will be made only upon the execution and delivery of an amendment to this Agreement containing terms and conditions acceptable to the Company and all of the Lenders.

                    "Total   Equity"  means  the   aggregate   amount  shown  as
shareholders' equity as reported on the consolidated balance sheet of the Company and its Consolidated Subsidiaries.

                    "Type" means, with respect to any Revolving Loan, its nature as a Base Rate Loan or as a LIBOR Rate Loan.

               2. The Credit Facilities; Fees.

                    2.1  Revolving Loans.

                         (a) During the period  from the  Effective  Date to the
Maturity Date, each Lender will make Revolving Loans to the Company, subject to the terms and conditions hereof, in an amount equal to such Lender's Percentage of the amount of Revolving Loans requested by the Company on the applicable
Borrowing Date, up to the maximum amount at any time outstanding of such Lender's Revolving Loan Commitment; provided, however, that the Lenders shall have no obligation to make Revolving Loans to the Company if, after giving effect thereto, the sum of the aggregate outstanding principal amount of Revolving Loans would exceed the total Revolving Loan Commitments. Within such maximum amount Revolving Loans may be made, repaid and made again. The Revolving Loans made by a Lender shall be evidenced by a Revolving Note payable to the order of such Lender and shall be payable on the Maturity Date. Although each Revolving Note shall be expressed to be payable in the amount of the payee Lender's Revolving Loan Commitment on the Effective Date, the Company shall be obligated to pay only the amount of Revolving Loans actually disbursed to or for the account of the Company by the payee Lender, together with interest on the unpaid balance of the sums so disbursed, which remain outstanding from time to time as shown on the records of the payee Lender. Except as set forth below, the Revolving Loans made by the Lenders on a Borrowing Date shall be made ratably in accordance with each Lender's Percentage.

                         (b) The parties  agree that for ease of  administration
and to avoid frequent transfers of funds, Firstar may at its option and from time to time make Swing Line Loans to the Company without proportionate loans by the other Lenders. Notwithstanding any provision of this Agreement to the contrary:

                              (i) The aggregate  outstanding principal amount of
all outstanding Swing Line Loans shall not exceed $5,000,000;

                              (ii) The  Company may request a Swing Line Loan by
a telephonic request therefor to Firstar not later than 3 p.m., Milwaukee, Wisconsin time on the requested Borrowing Date;

                              (iii) Swing Line Loans shall be  evidenced  by the
Revolving Note payable to the order of Firstar;

                              (iv) Swing Line Loans  shall be Base Rate Loans or
Quoted Rate Loans, at the option of the Company; and

                              (v) Swing Line Loans may be prepaid at any time in
whole or in part without premium or penalty and all payments of principal and interest made by the Company on Swing Line Loans shall be made to and retained by Firstar.

                    Except as expressly set forth to the contrary in this Agreement, Swing Line Loans shall be governed by the provisions of this Agreement applicable to Revolving Loans.

                    During any period that any Swing Line Loans are outstanding, the Lenders agree that at any time, upon the request of Firstar, each Lender will make a Revolving Loan to the Company by transferring to Firstar an amount equal to such Lender's Percentage of the aggregate principal amount of, and accrued interest on, the Swing Line Loans then outstanding. Such transfer shall be considered a Revolving Loan (which shall be a Base Rate Loan) by that Lender to the Company and a payment of the Swing Line Loans by the Company to Firstar. If an Event of Default occurs while Swing Line Loans are outstanding, each Lender agrees to purchase from Firstar, at any time upon Firstar's request, a participation in such Swing Line Loans in an amount equal to such Lender's Percentage of the then outstanding principal amount of, and accrued interest on, the Swing Line Loans, and the principal amount of such participation shall bear interest at the greater of the Base Rate or the interest rate in effect for such Swing Line Loans.

               2.2 Interest Rate Options. Revolving Loans, except for Swing Line Loans, may be Base Rate Loans or LIBOR Rate Loans, or a combination thereof. The Company shall select the Type of Revolving Loan (and in the case of LIBOR Rate Loans, the applicable Interest Period) in accordance with sections 2.3(a) and 2.4(c). The aggregate principal amount of LIBOR Rate Loans made by the Lenders on a Borrowing Date, or pursuant to an election by the Company to either (a) convert Base Rate Loans to LIBOR Rate Loans or (b) continue LIBOR Rate Loans, shall be in a minimum amount of $1,000,000 and in integral multiples of $100,000 above such minimum. After giving effect to any advance under section 2.1 or conversion or continuation under section 2.4, there may not be more than 10 different Interest Periods in effect.

               2.3 Borrowing Procedure for Revolving Loans.

                    (a) The Company shall request Revolving Loans by submitting a Notice of Borrowing to the Agent. The Notice of Borrowing must be received by the Agent (i) in the case of LIBOR Rate Loans, not later than 11 a.m., Milwaukee, Wisconsin time, on a Business Day which is three Business Days prior to the requested Borrowing Date (which must be a Business Day) and (ii) in the case of Base Rate Loans, not later than 11 a.m., Milwaukee, Wisconsin time, on the requested Borrowing Date (which must be a Business Day). Each Notice of Borrowing must specify the amount of the requested Revolving Loans, the Type of requested Revolving Loans and, if the Company requests LIBOR Rate Loans, the applicable Interest Period. The aggregate amount of each type of Revolving Loans made on each Borrowing Date shall be in a minimum amount of $1,000,000 and in integral multiples of $100,000 above such minimum. Each Notice of Borrowing shall be irrevocable and shall constitute a certification by the Company that the borrowing conditions specified in sections 4.3(b) and 4.3(c) will be satisfied on the specified Borrowing Date. The Agent will promptly notify the Lenders of the requested Revolving Loans. On or before 3 p.m., Milwaukee, Wisconsin time, on the specified Borrowing Date each Lender shall deposit its Percentage of the requested Revolving Loans with the Agent in immediately available funds. Upon fulfillment of the applicable borrowing conditions, the Agent shall deposit the Revolving Loans in the Company's account maintained with the Agent or as the Company may otherwise direct in writing.

                    (b) Unless the Agent shall have been notified by telephone, confirmed promptly thereafter in writing, by a Lender not later than 2 p.m., Milwaukee, Wisconsin time, on a Borrowing Date that such Lender will not make available to the Agent such Lender's Percentage of the requested Revolving Loans, the Agent may assume that such Lender has made such amount available to the Agent and, in reliance upon such assumption, the Agent may (but shall not be required) to make available to the Company on such Borrowing Date a corresponding amount. If and to the extent that such Lender shall not have so made such amount available to the Agent and the Agent in such circumstances has made such amount available to the Company, such Lender shall on the Business Day following the Borrowing Date make such amount, together with interest at the Federal Funds Rate for each day during such period, available to the Agent. If such amount is so made available, such payment to the Agent shall constitute such Lender's Revolving Loan on the Borrowing Date for all purposes of this Agreement. If such amount is not made available to the Agent on the Business Day following the Borrowing Date, the Agent shall notify the Company of such failure to fund and, upon demand by the Agent, the Company shall pay such amount to the Agent for the Agent's account together with interest thereon, for each day from the date the Agent made such amount available to the Company to the date such amount is repaid to the Agent, at the interest rate specified in section 2.7(a).

                    (c) The failure of any Lender to make a Revolving Loan shall not relieve any other Lender of its obligation hereunder to make a Revolving Loan on the applicable Borrowing Date, but no Lender shall be responsible for the failure of any other Lender to make the Revolving Loan to be made by such other Lender on the applicable Borrowing Date.

               2.4  Continuation and Conversion Procedure.

                    (a) Base Rate Loans shall continue as Base Rate Loans unless and until converted into LIBOR Rate Loans. The Company may elect from time to time, subject to the terms and conditions of this Agreement, to convert all or any part of the outstanding Base Rate Loans into LIBOR Rate Loans.

                    (b) At the end of the applicable Interest Period for LIBOR Rate Loans, such LIBOR Rate Loans shall be automatically converted into Base Rate Loans unless the Company shall have given the Agent notice in accordance with section 2.4(c) requesting that, at the end of such Interest Period, such LIBOR Rate Loans continue as LIBOR Rate Loans.

                    (c) The Company shall deliver a Conversion/ Continuation Notice to the Agent for each conversion of Base Rate Loans or continuation of LIBOR Rate Loans. The Conversion/Continuation Notice must be received by the Agent not later than 11 a.m., Milwaukee time, at least three Business Days prior to the date of the requested conversion or continuation and must specify (i) the requested date (which shall be a Business Day) of such conversion or continuation, (ii) the amount of Loans to be converted or continued and (iii) the duration of the Interest Periods applicable thereto.

                    (d) The Agent will promptly notify each Lender of its receipt of a Conversion/Continuation Notice or, if no notice is timely provided by the Company, the Agent will promptly notify each Lender of the details of any automatic conversion. All conversions and continuations shall be made ratably according to the respective outstanding principal amounts of the Loans with respect to which the notice was given.

                    (e) Notwithstanding anything to the contrary contained in this section, Loans may not be converted into or continued as LIBOR Rate Loans when any Default or Event of Default has occurred and is continuing.

               2.5 Commitment Fee. As consideration for the Lenders' Revolving Loan Commitments, the Company will pay to the Agent, for the account of the Lenders, on the last Business Day of each quarter commencing September 30, 1999 and on the Maturity Date, a commitment fee equal to .15% (15 basis points) per annum of the daily average unused amount of the Revolving Loan Commitment during the preceding quarter or other applicable period; provided that for purposes of computing the commitment fee due on September 30, 1999, the applicable period shall be the Effective Date through September 30, 1999. Commitment fees shall be calculated for the actual number of days elapsed on the basis of a 360-day year.

               2.6  Reduction or Termination of Revolving Loan Commitment.

                    (a) The Company may, upon seven Business Days' prior written notice to the Agent, permanently reduce the amount of the total Revolving Loan Commitment; provided that (i) no such reduction shall reduce the amount of the total Revolving Loan Commitment to an amount less than the sum of the aggregate unpaid principal balances of the Revolving Notes on the date of such reduction and (ii) upon any termination of the Revolving Loan Commitments the Company shall pay to the Agent, for the account of the Lenders, the outstanding principal balance of the Revolving Notes, all accrued interest on the Revolving Notes and all fees, expenses and other amounts payable under this Agreement relating to the Revolving Loans as of the termination date. Each reduction in the total Revolving Loan Commitment shall be in a minimum amount of $1,000,000. Each reduction in the total Revolving Loan Commitment shall ratably reduce each Lender's Revolving Loan Commitment.

                    (b) The total Revolving Loan Commitment shall be reduced by the principal amount of Revolving Loans the Company and the Lenders agree to convert to Term Loans. As the Company repays the outstanding principal under the Term Loans, the total Revolving Loan Commitment shall be increased by the amount of each principal repayment and the Revolving Loan Commitment of each Lender will be ratably increased.

               2.7  Interest Rates.

                    (a) The unpaid principal balance of Base Rate Loans outstanding from time to time under the Revolving Notes shall bear interest prior to the Maturity Date at an annual rate equal to the Base Rate plus the

Applicable Margin for Base Rate Loans, and such rate shall change on each day on which the Base Rate changes. Accrued interest shall be due on the first Business Day of each month, commencing August 2, 1999, and on the Maturity Date.

                    (b) The unpaid principal balance of each LIBOR Rate Loan under the Revolving Notes shall bear interest during the applicable Interest Period at the corresponding Adjusted LIBOR Rate plus the Applicable Margin for LIBOR Rate Loans. Accrued interest for each LIBOR Rate Loan shall be due on the last day of the applicable Interest Period, and on the Maturity Date.

                    (c) The unpaid principal balance of each Quoted Rate Loan outstanding from time to time under the Revolving Notes shall bear interest prior to the Maturity Date at an annual rate equal to the Quoted Rate. Accrued interest for each Quoted Rate Loan shall be due on the first Business Day of each month, commencing on the first of such dates to occur after the Borrowing Date for such Quoted Rate Loan.

                    (d) Notwithstanding the provisions of sections 2.7(a), 2.7(b), and 2.7(c) above, upon the occurrence and during the continuance of an Event of Default, the unpaid principal balance of each Note shall, upon notice from the Agent to the Company (which notice the Agent may send in its discretion and shall send at the direction of the Majority Lenders), bear interest at an annual rate equal to the Base Rate plus one percentage point (the "Default Rate"), payable upon demand. On and after the Maturity Date, the unpaid principal balance of the Revolving Notes and all accrued interest thereon shall bear interest at the Default Rate and shall be payable upon demand.

                    (e) Interest shall be calculated for the actual number of days elapsed on the basis of a 360-day year.

               2.8 Payments. All payments of principal and interest on the Notes and of all fees due hereunder shall be made at the office of the Agent, for the account of the Lenders, in immediately available funds not later than 12 noon, Milwaukee, Wisconsin time, on the date due; funds received after that time shall be deemed to have been received on the next Business Day. Whenever any payment to be made shall otherwise be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees, if any, in connection with such payment. The Agent may charge any account of the Company at the Agent or at any Lender for any payment due under the Notes, or any fee or expense payable hereunder, on or after the date due. Except as otherwise provided in section 2.12, the Agent shall forward to each Lender, promptly after receipt (and in any event no later than 2 p.m. on the following Business Day), such Lender's Percentage of such payments received by the Agent.

               2.9 Prepayments. The Company shall make a mandatory prepayment of the Revolving Notes if and to the extent that the sum of the aggregate outstanding principal balances of the Revolving Notes exceeds the Revolving Loan Commitment. The Company may at any time repay, without premium or penalty, Base Rate Loans in a minimum amount of $ 100,000 (or, if less, all outstanding Base Rate Loans). The Company may at any time repay, without premium or penalty, Quoted Rate Loans. The Company may prepay LIBOR Rate Loans (in a minimum amount of $1,000,000 and in integral multiples of $100,000 above such minimum) at any time; provided, that, in the event of a prepayment of a LIBOR Rate Loan on any day other than the last day of the applicable Interest Period, the Company shall also pay to the Agent for the account of the Lenders on the prepayment date the amounts referred to in section 2.10(c).

               The Company will give the Agent notice of any optional prepayment of the Revolving Notes not later than 12 noon, Milwaukee, Wisconsin time, on the Business Day prior to the prepayment date, specifying the prepayment date (which must be a Business Day) and the amount to be prepaid. The amount of such prepayment and any amounts related thereto shall be due and payable on the specified prepayment date.

               2.10 Additional LIBOR Rate Loan Provisions

                    (a) If any Lender determines that the making or maintaining of a LIBOR Rate Loan would violate any applicable law, rule regulation or directive, whether or not having the force of law, then the obligation of the Lenders to make or continue LIBOR Rate Loans, or to convert Base Rate Loans into LIBOR Rate Loans, shall be suspended until the Agent notifies the Company that the circumstances causing such suspension no longer exist. During any such period, all LIBOR Rate Loans shall automatically convert into Base Rate Loans at the end of the applicable Interest Period or sooner if required by law.

                    (b) If the Agent is unable to determine the LIBOR Rate in respect of a requested Interest Period or the Majority Lenders are unable to obtain deposits of United States dollars in the London interbank market in the applicable amounts and for the requested Interest Period, then, upon notice from the Agent to the Company, the obligation of the Lenders to make or continue LIBOR Rate Loans, or to convert Base Rate Loans into LIBOR Rate Loans, shall be suspended until the Agent notifies the Company that the circumstances causing such suspension no longer exist.

                    (c) If any Lender shall incur any loss or expense (including any loss or expense incurred by reason of a liquidation or redeployment of deposits or other funds acquired by such Lender to make, continue or maintain any portion of a LIBOR Rate Loan, or to convert any portion of a Base Rate Loan into a LIBOR Rate Loan) as a result of: (i) any conversion or repayment or prepayment of the principal amount of LIBOR Rate Loan on a date other than the last day of the Interest Period applicable thereto (whether as a result of acceleration, prepayment or otherwise); (ii) any Revolving Loan not being made as a LIBOR Rate Loan in accordance with the Notice of Borrowing therefor; or
(iii) any Revolving Loan not being continued as, or converted into, a LIBOR Rate Loan in accordance with the Continuation/ Conversion Notice therefore, then, upon written notice from such Lender to the Company, the Company shall, within ten days of its receipt thereof, pay to such Lender such amount as will (in the reasonable determination of such Lender) reimburse such Lender for such loss or expense. Such written notice (which shall include calculations in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Company.

               2.11 Setoff. Each Lender shall, upon the occurrence and during the continuance of an Event of Default, have the right to apply to the payment of any Note held by such Lender (whether or not then due) any and all balances, credits, deposits, accounts or monies of the Company then or thereafter maintained with such Lender. Each Lender agrees to promptly notify the Company and the Agent after any such setoff and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application.

               2.12 Pro Rata Treatment; Sharing of Payments.

                    (a) Except as otherwise provided in this Agreement, all payments of principal, interest and fees made by the Company shall be distributed pro rata to the Lenders according to their respective Percentages. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) in excess of its pro rata share of payments then or therewith obtained by all Lenders, such Lender shall immediately purchase, without recourse and for cash, from the other Lenders, such participations in the Notes of such other Lenders so that each Lender shall thereafter have a percentage interest in all of such obligations equal to such Lender's Percentage; provided, however, that if any payment so received shall be recovered in whole or in part from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of any such recovery, but without interest. The Company agrees that any Lender so purchasing a participation from another Lender pursuant to this section may, to the fullest extent permitted by law, exercise all of its rights of payment (including its right of setoff) with respect to such participation as if such Lender were the direct creditor of the Company in the amount of such participation.

                    (b) Notwithstanding anything to the contrary contained in this Credit Agreement, any Lender that fails to make available to the Agent its pro rata share of any Loan as, when and to the full extent required by the provisions of this Credit Agreement, shall be deemed delinquent ("a "Delinquent Lender") until such time as such delinquency is satisfied. A Delinquent Lender shall be deemed to have assigned any and all payments due to it from the Company to the Agent and the nondelinquent Lenders for application to, and reduction of, their respective pro rata shares of all outstanding Loans. The Delinquent Lender hereby authorizes the Agent to (i) retain such payments to the extent the Agent funded such delinquency or (ii) distribute such payments to the nondelinquent Lenders in proportion to their respective pro rata shares of all outstanding Loans to the extent the nondelinquent Lenders funded such delinquency. A Delinquent Lender shall be deemed to have satisfied in full a delinquency when and if, as a result of the application of the assigned payments to the Agent and/or the nondelinquent Lenders, all advances funded by the Agent have been repaid in full and the Lenders' respective pro rata shares of all outstanding Loans have returned to their respective Percentages.

               2.13 Capital Adequacy. As used in this section, the term "Regulatory Change" means any change enacted or issued after the date of this Agreement of any (or the adoption after the date of this Agreement of any new) federal or state law, regulation, interpretation, direction, policy or guideline, or any court decision, which affects (or, in the case of a court decision would, if the decision were applicable to any Lender, affect) the treatment of any Loan or any commitment of any Lender hereunder as an asset or other item included for the purpose of calculating the appropriate amount of capital to be maintained by such Lender or any corporation controlling such Lender. If such Regulatory Change has the effect of reducing the rate of return on such Lender's or such corporation's capital as a consequence of the Loans or commitments of such Lender hereunder to a level below that which such Lender or such corporation could have achieved but for such Regulatory Change (taking into account such Lender's or such corporation's policies with respect to capital adequacy) by an amount deemed in good faith by such Lender to be material, then from time to time following notice by such Lender to the Company of such Regulatory Change, within ten days after demand from such Lender, the Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation, as the case may be, for such reduction.

               2.14 Yield Protection. If any law or any governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any interpretation thereof, or the compliance of any Lender therewith,

                    (a) subjects any Lender to any tax, duty, charge or withholding on or from payments due from the Company (excluding federal taxation of the overall net income of any Lender and any such tax, duty, charge or withholding in effect as of the date of this Agreement), or changes the basis of taxation of payments to any Lender in respect of its Loans or other amounts due it hereunder (excluding federal taxation of the overall net income of any Lender);

                    (b) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any lender (other than reserves and assessments taken into account in determining the interest rate applicable to LIBOR Rate Loans) with respect to its Loans or any Letter of Credit; or

                    (c) imposes any other condition the result of which is to increase the cost to any Lender of making, funding or maintaining the Loans or reduces any amount received by any Lender in connection with the Loans or requires any Lender to make any payment calculated by reference to the amount of Loans held or interest received by it, by an amount deemed material by such Lender;

then, within ten days of demand by such Lender, the Company shall pay such Lender that portion of such increased expense incurred or reduction in an amount received which such Lender determines is attributable thereto.

               2.15 Taxes.

                    (a) Any and all payments by the Company hereunder or under the Notes shall be made, in accordance with sections 2.08 and 2.09 free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding in the case of each Lender and the Agent, taxes imposed on or measured by net income or overall gross receipts, and capital and franchise taxes imposed on it (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). Subject to the provisions of subsection 2.15(h) below, if the Company shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions

(including deductions applicable to additional sums payable under this section 2.15) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Company shall make such deductions and (iii) the Company shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

                    (b) In addition, the Company agrees to pay any present and future stamp and documentary taxes and any other excise and property taxes, charges and similar levies which arise from any payment made hereunder or under the Notes or the other Loan Documents or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or the Notes or the other Loan Documents (the foregoing are collectively referred to herein as "Other Taxes").

                    (c) Except to the extent the Company makes payments pursuant to subsections (a) or (b) above, and subject to the provisions of subsection (h) below, the Company will indemnify each Lender and the Agent against, and reimburse each on demand for, the full amount of Taxes and Other Taxes (including, without limitation, any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this section 2.15) incurred or paid by such Lender or the Agent (as the case may be) or any of their respective affiliates and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Each Lender agrees, within a reasonable time after receiving a written request from the Company, to provide the Company and the Agent with such certificates as are reasonably required, and take such other actions as are reasonably necessary, to claim such exemptions as such Lender may be entitled to claim in respect of all or a portion of any Taxes or Other Taxes which are otherwise required to be paid or deducted or withheld pursuant to this section 2.15 in respect of any payments under this Agreement or under the Notes.

                    (d) Within 90 days after the close of each fiscal year of the Company, the Company will furnish to the Agent, at its address referred to in section 11.4, the original or a certified copy of a receipt evidencing payment of any Taxes or Other Taxes during such fiscal year.

                    (e) Each Lender that is not created or organized under the laws of the United States or a political subdivision thereof shall deliver to the Company and the Agent on the date hereof (i) [a] two duly completed copies of IRS Form 1001 (or any successor or substitute form or forms) if such Lender claims eligibility to receive payments hereunder and under the Notes or other documents without deduction or withholding of United States federal income tax under the provisions of an applicable tax treaty concluded by the United States or [b] two duly completed copies of IRS Form 4224 (or any successor or substitute form or forms) if the Lender claims such eligibility under sections 1441(c)(1) and 1442(a) of the Code. Each such Lender shall amend or deliver such additional IRS Forms as required by law and to the extent legally entitled to do so.

                    (f) Any Lender claiming any additional amounts payable pursuant to this section 2.15 shall use its best efforts (consistent with its internal policy and legal and regulatory restrictions) to take any actions permissible if the taking of such action would avoid the need for, or reduce the amount of, any such additional amounts which may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender including changing the jurisdiction of its lending office. If such additional amounts cannot be eliminated by such actions, the Company shall have the right to replace the affected Lender hereunder with a Lender not so affected which is reasonably acceptable to the Agent and the remaining Majority Lenders upon payment to such affected Lender of outstanding principal, accrued interest and fees and all other amounts due pursuant to this Agreement, including any amounts payable hereunder and under sections 2.10, 2.13 and 2.14. No replacement of a Lender shall be made pursuant hereto if, after giving affect thereto, any amount shall be owing the replaced Lender hereunder.

                    (g) Without prejudice to the survival of any other agreement of the Company under this Agreement, the agreements and obligations of the Company, the Lenders or the Agent contained in this section 2.15 shall survive the payment in full of principal and interest under this Agreement and under the Notes.

                    (h) Notwithstanding the provisions of section 2.15(a) and 2.15(c) above, the Company shall not be required to pay any additional amounts thereunder to a Lender if (i) the obligation to pay such additional amounts would not have arisen but for a failure of the Lender to comply with requirements described in section 2.15(e) and an exemption would have been available to such Lender or (ii) the Lender shall not have furnished the Company with such forms or shall not have taken such other action as reasonably may be available to it under applicable tax laws and any applicable tax treaty to obtain an exemption from, or reduction (to the lowest applicable rate) of withholding of such United States federal income tax and an exemption would have been available to such Lender; provided, however, that the Company's obligation to pay such additional amounts shall be reinstated upon receipt of such forms or evidence that action with respect to obtaining such exemption or reduction has been taken.

               2.16 Other Fees. In addition to the other fees described herein:

                    (a) the Company shall pay to the Agent, for the ratable account of the Lenders, a closing fee of $75,000 on the date of the execution of this Agreement, which fee shall be fully earned on the Effective Date and shall be refunded by a Lender only if such Lender withdraws from this Agreement pursuant to Section 2.18(a); and

                    (b) the Company shall pay to Firstar, for the sole account of Firstar, the fees set forth in that certain letter agreement dated as of February 15, 1999 between Firstar and the Company.

               2.17 Use of Proceeds. The Company shall use Loan proceeds solely for the purpose of refinancing existing Indebtedness, corporate acquisitions, working capital needs and for other general corporate and lawful purposes.

               2.18  Lender  Withdrawal  Prior to  Effective  Date;  Replacement
Lender.

                    (a) Each Lender may, by sending written notice to the Agent and the Company on or prior to June 30, 1999, withdraw from this Agreement. In such event, (i) all rights and obligations of the withdrawing Lender under this Agreement shall immediately terminate and the withdrawing Lender shall be deemed to no longer be a party to this Agreement and (ii) the total Revolving Loan Commitment of the Lenders shall be reduced by the Revolving Loan Commitment of the withdrawing Lender. The withdrawing Lender shall, at the time it sends notice of withdrawal, refund to the Company such Lender's ratable share of the closing fee paid by the Company pursuant to section 2.16(a). The withdrawing Lender shall be entitled to the benefit of section 9.2 of this Agreement with respect to matters arising prior to the date of such Lender's withdrawal.

                    (b) The Company and the Lenders may agree, on or before the Effective Date, to add a new financial institution to this Agreement to replace the withdrawing Lender. To do so, the Company, the Agent, the Lenders and the new Lender shall execute an amendment or supplement to this Agreement which sets forth the Revolving Loan Commitment of the new Lender and contains an agreement that the new Lender will be bound by the provisions of this Agreement.

Such amendment or supplement shall address such other matters as are mutually agreeable to the Company, the Agent, the Lenders and the new Lender. Upon the execution and delivery of such amendment or supplement, the new Lender shall be a party to this Agreement and shall be a "Lender" for all purposes of the Agreement and the total Revolving Loan Commitment of the Lenders shall be increased by the Revolving Loan Commitment of the new Lender.

          3. Representations and Warranties. In order to induce the Lenders to make the Loans, the Company represents and warrants to the Lenders that:

               3.1 Organization; Subsidiaries; Corporate Power. The Company is a corporation validly existing under the laws of the State of Wisconsin and (a) the Company has filed with the Wisconsin Department of Financial Institutions the required annual report for its most recently completed report year, (b) the Company is not the subject of a proceeding under Wisconsin Statutes section
180.1421 to cause its dissolution, (c) no filing has been made with the Wisconsin Department of Financial Institutions of a decree of dissolution with respect to the Company and (d) neither the shareholders nor the Board of Directors of the Company have taken any action authorizing the liquidation or dissolution of the Company. The Company is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of its business or the ownership of its properties requires such qualification and in which the failure to so qualify would materially adversely affect the business operations or financial condition of the Company.
Schedule 3.1 contains the name, state of incorporation and number of authorized and outstanding shares of each class of stock of each Subsidiary and the number thereof owned by the Company. Each Subsidiary is validly existing and in good standing in the state of its incorporation and each is duly qualified as a foreign corporation and is in good standing in every jurisdiction in which the nature of its business or the ownership of its properties requires such qualification and in which the failure to so qualify would materially adversely affect the business operations or financial condition of such Subsidiary. The Company and each Subsidiary has the corporate power to own its properties and carry on its business as currently being conducted.

               3.2 Authorization and Binding Effect. The execution and delivery by the Company of the Loan Documents to which it is a party, and the performance by the Company of its obligations thereunder, are within its corporate power, have been duly authorized by proper corporate action on the part of the Company, are not in violation of any existing law, rule or regulation of any governmental agency or authority, any order or decision of any court, the Articles of Incorporation or By-Laws of the Company or the terms of any agreement, restriction or undertaking to which the Company is a party or by which it is bound, and do not require the approval or consent of the shareholders of the Company, any governmental body, agency or authority or any other person or entity. The Loan Documents to which the Company is a party, when executed and delivered, will constitute the valid and binding obligations of the Company enforceable in accordance with their terms, except as limited by bankruptcy, insolvency or similar laws of general application affecting the enforcement of creditors' rights and except to the extent that general principles of equity might affect the specific enforcement of such Loan Documents.

               3.3 Financial Statements. The Company has furnished to the Lenders (a) the consolidated balance sheet of the Company and its Consolidated Subsidiaries as of December 31, 1997, and related statements of income, retained earnings and cash flows for the year ended on that date, certified by Arthur Anderson LLP, and (b) the consolidated balance sheet of the Company and its Consolidated Subsidiaries dated September 30, 1998 and related statements of income and retained earnings for the period ended on such date, prepared by the Company. Such financial statements were prepared in accordance with GAAP consistently applied throughout the periods involved, are correct and complete and fairly present the consolidated financial condition of the Company and such Subsidiaries as of such dates and the results of their operations for the periods ended on such dates, subject, in the case of the interim statements, to normal year-end adjustments. There has been no material adverse change in the condition or prospects of the Company or its Consolidated Subsidiaries, financial or otherwise, since the date of the most recent financial statement furnished to the Lenders.

               3.4 Litigation. Except for the matters described on Schedule 3.4, there is no litigation or administrative proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or the properties of the Company or any Subsidiary which if determined adversely would have a material adverse effect upon the business, financial condition or properties of the Company or such Subsidiary.

               3.5 Restricted Payments. The Company has not, since the date of the most recent financial statements referred to in section 3.3, made any Restricted Payments except for Restricted Payments permitted under section 6.1.

               3.6  Indebtedness;  No  Default.  Neither  the  Company  nor  any
Subsidiary has any outstanding Indebtedness, Guaranty Obligations or Lease Obligations, except those permitted under sections 6.2, 6.3 and 6.4. There exists no default nor has any act or omission occurred which, with the giving of notice or the passage of time, would constitute a default under the provisions of (a) any instrument evidencing such Indebtedness, Guaranty Obligations or Lease Obligations or any agreement relating thereto or (b) any other agreement or instrument to which the Company or any Subsidiary is a party and which is material to the financial condition, business operations or prospects of the Company or such Subsidiary.

               3.7 Ownership of Properties; Liens and Encumbrances. The Company and each Subsidiary has good and marketable title to all property, real and personal, reflected on the most recent financial statement of the Company furnished to the Lenders, and all property purported to have been acquired since the date of such financial statement, except property sold or otherwise disposed of in the ordinary course of business subsequent to such date; and all such property is free of any lien, security interest, mortgage, encumbrance or charge of any kind or any agreement not to grant a security interest, mortgage or lien, except Permitted Liens. All owned and leased buildings and equipment of the Company and each Subsidiary are in good condition, repair and working order (reasonable wear and tear excepted) and, to the Company's knowledge, conform in all material respects to all applicable laws, ordinances and regulations.

               3.8 Tax Returns Filed. The Company and each Subsidiary has filed when due all federal and state income and other tax returns which are required to be filed. The Company has paid or made provision for the payment of all taxes shown on such returns, and on all assessments received by it to the extent that such taxes or assessments have become due, except any such taxes or assessments which are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established. The Company has no knowledge of any liabilities which may be asserted against it or any Subsidiary upon audit of its federal or state tax returns.

               3.9 Margin Stock. The Company will not use, directly or indirectly, any part of the proceeds of any Note for the purpose of purchasing or carrying, or to extend credit to others for the purpose of purchasing or carrying, any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, or any amendments thereto. Neither the Company nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock.

               3.10 Investment Company. The Company is not an "investment company" or a company controlled by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

               3.11 ERISA Liabilities. The Company has no knowledge of the occurrence of any event with respect to any Plan which could result in a liability of the Company or any Subsidiary or any member of the Controlled

Group to any Plan, the Internal Revenue Service or to the Pension Benefit Guaranty Corporation other than the payment of contributions in the normal course or premiums (but not a late payment charge) pursuant to section 4007 of ERISA. With respect to any Plan there is no (a) accumulated funding deficiency within the meaning of section 412(a) of the Code; (b) nondeductible contribution to any Plan within the meaning of section 4972 of the Code; (c) excess contribution within the meaning of section 4979(c) of the Code which would result in tax under section 4979(a) of the Code; (d) prohibited transaction within the meaning of ERISA section 406 which is not exempt under ERISA section 408; (e) failure to make required contributions to any Multiemployer Plan; or
(f) withdrawal or partial withdrawal from any Multiemployer Plan within the meaning of ERISA sections 4203 and 4205.

               3.12 No Burdensome Agreements. Neither the Company nor any Subsidiary is a party to or bound by any agreement, instrument or undertaking, or subject to any other restriction (a) which materially adversely affects, or is likely in the future to so affect, the property, financial condition or business operations of the Company or any Subsidiary or (b) under or pursuant to which the Company or any Subsidiary is or will be required to grant (or under which any other Person may obtain) a security interest or lien upon any of its property (other than a Permitted Lien), either upon demand or upon the fulfillment of a condition, with or without demand.

               3.13 Trademarks, Etc. The Company and each Subsidiary possesses adequate trademarks, trade names, copyrights, patents, permits, service marks and licenses, or rights thereto, for the present and planned future conduct of their respective businesses substantially as now conducted, without any known conflict with the rights of others which would result in a material adverse effect on the Company or any Subsidiary.

               3.14 Dump Sites. With respect to the period during which the Company or any Subsidiary owned or occupied its real estate, and to the Company's knowledge after reasonable investigation, with respect to the time before the Company or any Subsidiary owned or occupied its real estate, no person or entity has caused or permitted materials to be stored, deposited, treated, recycled or disposed of on, under or at any real estate owned or occupied by the Company or any Subsidiary, which materials, if known to be present, would require cleanup, removal or some other remedial action under Environmental Laws.

               3.15 Tanks. There are not now, to the Company's knowledge after reasonable investigation, tanks or other facilities on, under, or at any real estate owned or occupied by the Company or any Subsidiary which contain materials which, if known to be present in soils or ground water, would require cleanup, removal or some other remedial action under Environmental Laws.

               3.16 Other Environmental Conditions. There are no conditions existing which would subject the Company or any Subsidiary to damages, penalties, injunctive relief or cleanup costs under any Environmental Laws or which require or are likely to require cleanup, removal, remedial action or other response pursuant to Environmental Laws by the Company or any Subsidiary.

               3.17 Changes in Laws. To the Company's knowledge after reasonable investigation, there are no proposed or pending changes in Environmental Laws that would adversely affect the Company or any Subsidiary.

               3.18 Environmental Judgments, Decrees and Orders. Neither the Company nor any Subsidiary is subject to any judgment, decree, order or citation related to or arising out of Environmental Laws. Except as set forth in Schedule 3.18, neither the Company nor any Subsidiary has been named as a potentially responsible party by a governmental body or agency in a matter arising under any Environmental Law.

               3.19 Environmental Permits and Licenses. The Company and each Subsidiary has all permits, licenses and approvals required under Environmental Laws.

               3.20 Year 2000. Except as set forth on Schedule 3.20 attached hereto, the information technology systems used by the Company and its Subsidiaries in their business operations accurately process date/time data (including without limitation calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries, the year 1999 and 2000 and leap year calculations.

               3.21 Accuracy of Information. All information furnished by the Company to the Lenders is true, correct and complete in all material respects as of the date furnished and does not contain any untrue statement of a material fact or omit to state a material fact necessary to make such information not misleading.

          4. Conditions for Borrowing. The Lenders' obligations to make Loans is subject to the satisfaction, on or before the following Borrowing Dates, of the following conditions:

               4.1 On or Before the Date of Execution of this Agreement. The Agent shall have received the following, all in form, detail and content satisfactory to the Lenders:

                    (a) Certified Articles of Incorporation. A copy of the Articles of Incorporation of the Company, certified as of a recent date by the Wisconsin Department of Financial Institutions.

                    (b) Certificates of Status and Good Standing. Certificates of status and good standing with respect to the Company, issued as of a recent date by the Secretary of State (or comparable governmental authority) of each state in which the Company is incorporated or is qualified to transact business as a foreign corporation.

                    (c) Closing Certificate. Copies, certified by the Secretary of the Company to be true and correct and in full force and effect on the Closing Date, of (i) the By-Laws of the Company; (ii) resolutions of the Board of Directors of the Company authorizing the execution and delivery of the Loan Documents to which the Company is a party; and (iii) a statement containing the names and titles of the officer or officers of the Company authorized to sign such Loan Documents, together with true signatures of such officers.

                    (d) Proceedings Satisfactory. Such other documents as the Lenders may reasonably request; and all proceedings taken in connection with the transactions contemplated by this Agreement, and all instruments, authorizations and other documents applicable thereto, shall be satisfactory to the Lenders.

                    (e) Fees. The fees set forth in section 2.16 hereof.

               4.2 On or Before the Effective Date. The Agent shall have received the following, in form, detail and content satisfactory to the Lenders:

                    (a)  Notes.  The  Revolving  Notes,  duly  executed  by  the
Company.

                    (b) Personal Property Searches. Searches of the appropriate public offices demonstrating that no security interest, tax lien, judgment lien or other charge or encumbrance is of record affecting the Company or its properties except those which are acceptable to the Agent.

                    (c)  Financial  Statements.   Financial  statements  of  the
Company for the year ended December 31, 1998 and for the quarter ended

March 31, 1999 which comply with the requirements of sections 5.1 and 5.2, respectively.

                    (d) Termination of GE Capital Financing. Evidence that the Company has terminated its financing arrangements with GE Capital Corporation ("GECC") as of the Effective Date and paid to GECC all amounts owed thereunder together with GECC's release of its security interests in and liens upon the properties of the Company and the agreement of GECC to provide such termination statements, mortgage satisfactions and other, similar documents as may reasonably be requested to evidence such release.

                    (e) Updated Closing Certificate. A certificate dated the Effective Date and signed by the Secretary or Assistant Secretary of the Company certifying that (i) the Articles of Incorporation and By-Laws of the Company have not been amended since the date of the Closing Certificate furnished pursuant to section 4.1(c), (ii) the Board of Directors' resolution attached to such Closing Certificate has not been amended or revoked and is in full force and effect and (iii) the officers of the Company who signed such Closing Certificate continue to hold the office or offices set forth opposite their names in such Closing Certificate.

                    (f) Bring-Down Certificate. A certificate dated the Effective Date and signed by the President or any Vice President of the Company, certifying that (i) the representations and warranties of the Company contained in section 3 hereof are true and correct as of the Effective Date and (ii) no Default or Event of Default exists as of the Effective Date.

                    (g) Opinion of Counsel. An opinion from Wayne E. Larsen, Esq., general counsel of the Company, in the form of Exhibit D attached hereto.

                    (h) Proceedings Satisfactory. Such other documents as the Lenders may reasonably request; and all proceedings taken in connection with the transactions contemplated by this Agreement, and all instruments, authorizations and other documents applicable thereto, shall be satisfactory to the Lenders.


               4.3 On or Before Each Subsequent Borrowing Date:

                    (a) Borrowing Procedure. The Company shall have complied with the borrowing procedure specified in section 2.3.

                    (b) Representations and Warranties True and Correct. The representations and warranties contained in section 3 hereof and in the other Loan Documents shall be true and correct on and as of the relevant Borrowing Date except (i) that the representations and warranties contained in section 3.3 shall apply to the most recent financial statements delivered pursuant to sections 5.1 and 5.2 and (ii) for changes contemplated or permitted by this Agreement.

                    (c) No Default. There shall exist on that Borrowing Date no Default or Event of Default.

                    (d) Proceedings and Documentation. The Lenders shall have received such instruments and other documents as they may reasonably request in connection with the making of such Loans, and all such instruments and documents shall be in form and content satisfactory to the Lenders.

          5. Affirmative Covenants. The Company covenants that it will, at all times on and after the Effective Date until the Lenders' Revolving Loan Commitment has terminated or expired, and the Notes, and all fees and expenses payable hereunder, have been paid in full:

               5.1 Annual Financial Statement. Furnish to the Agent within 90 days after the end of each fiscal year of the Company a copy for each Lender of a balance sheet of the Company and its Consolidated Subsidiaries as of the close of such fiscal year and related statements of income, retained earnings and cash flows for such year, setting forth in each case in comparative form corresponding figures from the preceding annual audit, all in reasonable detail and satisfactory in scope to the Lenders, prepared in accordance with GAAP applied on a consistent basis, accompanied by the unqualified opinion of a firm of independent certified public accountants selected by the Company and satisfactory to the Lenders. Each annual financial statement shall be accompanied by a written statement from the accounting firm which prepared the same containing a computation showing whether or not the Company is in compliance with the financial covenants contained in section 6. All such financial statements, and the financial statements referred to in section 5.2, shall be furnished in consolidated form for the Company and all Consolidated Subsidiaries which it may at the time have.

               5.2 Interim Financial Statements. Furnish to the Agent within 45 days after the end of each fiscal quarter of the Company a copy for each Lender of the consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of such fiscal quarter, together with the related statements of income and retained earnings for the period from the beginning of the fiscal year to the end of such period, prepared in the manner set forth in section 5.1 for the annual statements, certified, subject to audit and normal year-end adjustments, to be accurate and complete by an authorized financial representative of the Company and accompanied by the certificate of such representative (i) containing computations showing whether or not the Company is in compliance with the financial covenants set forth in section 6 and (ii) to the effect that there exists no Default or Event of Default or, if any Default or Event of Default exists, specifying the nature thereof, the period of existence thereof and what action the Company proposes to take with respect thereto.

               5.3 Management Letters. Furnish to the Agent, promptly upon receipt, copies for each Lender of all management letters and detailed audit reports submitted to the Company by its independent certified public accountants.

               5.4 Other Financial Information. Furnish to the Agent, as soon as available, copies for each Lender of all reports submitted to the shareholders of the Company in their capacity as shareholders, and such other financial information as any Lender may from time to time reasonably request.

               5.5 Books and Records; Inspection. Keep and cause each Subsidiary to keep proper, complete and accurate books of record and account and permit any representatives of the Agent or any Lender to visit and inspect any of the properties and examine and copy any of the books and records of the Company or any Subsidiary at any reasonable time and as often as may reasonably be desired.

               5.6 Insurance. Maintain and cause each Subsidiary to maintain insurance coverage as may be required by law but in any event not less than insurance coverage, in the forms, amounts and with companies, which would be carried by prudent management in connection with similar properties and businesses. Without limiting the foregoing, the Company will and will cause each Subsidiary to (a) keep all its physical property insured against fire and extended coverage risks in amounts and with deductibles at least equal to those generally maintained by businesses engaged in similar activities in similar geographic areas; (b) maintain all such worker's compensation and similar insurance as may be required by law; and (c) maintain, in amounts and with deductibles at least equal to those generally maintained by businesses engaged in similar activities in similar geographic areas, general public liability insurance against claims for bodily injury, death or property damage occurring on, in or about the properties of the Company or such Subsidiary, business interruption insurance and product liability insurance.

               5.7 Condition of Property. Keep and cause each Subsidiary to keep its properties (whether owned or leased) in good condition, repair and working order (reasonable wear and tear excepted).

               5.8 Payment of Taxes. Pay and discharge, and cause each Subsidiary to pay and discharge, all lawful taxes, assessments and governmental charges upon it or against its properties prior to the date on which penalties are attached thereto, unless and to the extent only that the same shall be contested in good faith and by appropriate proceedings by the Company or the appropriate Subsidiary and appropriate reserves with respect thereto are established and maintained in accordance with GAAP.

               5.9  Compliance  with  Law.  Do and,  except as  permitted  under section 6.6, cause each Subsidiary to do all things necessary to (a) maintain its corporate existence in its state of incorporation and maintain its qualification as a foreign corporation in any other state where the ownership of property or the conduct of business make qualification necessary and where the failure to so qualify would have a material adverse effect upon its business, operations or financial condition, (b) preserve and keep in full force and effect its rights and franchises necessary to continue its business and (c) comply with all applicable laws, regulations and ordinances, including all applicable Environmental Laws, except those being contested in good faith and involving no possibility of criminal liability, if and to the extent that the failure to so comply would have a material adverse affect upon the Company and its Subsidiaries taken as a whole.

               5.10 ERISA Certificate. Comply and cause each Subsidiary to comply with all applicable requirements of ERISA for each Plan and furnish to the Agent, as soon as possible and in any event within 30 days after the Company shall have obtained knowledge that a Reportable Event has occurred with respect to any Plan, a certificate of an officer of the Company setting forth the details as to such Reportable Event and the action which the Company proposes to take with respect thereto, and a copy of each notice of a Reportable Event sent to the Pension Benefit Guaranty Corporation by the Company and, with respect to a Multiemployer Plan, furnish to the Agent as soon as possible after the Company receives notice or obtains knowledge that the Company or any member of the Controlled Group may be subject to withdrawal liability, or required to post a bond to avoid such liability, to a Multiemployer Plan, a certificate of an officer of the Company setting forth the details as to such event and the actions which the Company plans to take with respect thereto.

               5.11 Compliance with Other Loan Documents. Timely comply with all of its obligations under the other Loan Documents.

               5.12 Notice of Default or Claimed  Default.  Furnish to the Agent
(a) immediately upon becoming aware of any Default or Event of Default, a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto; (b) immediately upon becoming aware that the holder of any other Indebtedness issued or assumed by the Company or any Subsidiary, or the lessor under any lease as to which the Company or any Subsidiary is the lessee, has given notice or has taken any action with respect to a claimed default thereunder, or under any agreement under which any such Indebtedness was issued or secured, a written notice specifying the notice given or action taken, the nature of the claimed default and what action the Company is taking or proposes to take with respect thereto;
(c) immediately upon receipt, copies of any correspondence, notice, pleading, citation, indictment, complaint, order, decree or other document from any governmental authority or court asserting or alleging a circumstance or condition which requires or may require a financial contribution by the Company or a cleanup, removal, remedial action or other response by or on the part of the Company or any Subsidiary under Environmental Laws or which seeks damages or civil, criminal or punitive penalties from the Company or any Subsidiary for an alleged violation of Environmental Laws which, in any such case, is likely to have a material adverse effect on the financial condition or business operations of the Company or any Subsidiary; and (d) written notice of any condition or event which would make the warranties contained in section 3 inaccurate, as soon as the Company becomes aware of such condition or event.

          6. Negative Covenants. The Company covenants that, without the prior written consent of the Majority Lenders, it will not, and will not permit any Subsidiary to, at any time on or after the Effective Date until the Lenders' Revolving Loan Commitment has terminated or expired, and the Notes, and all fees and expenses payable hereunder, have been paid in full:

               6.1 Restricted Payments. Make any Restricted Payments except that so long as no Default or Event of Default exists the Company may make Restricted Payments if, after giving effect thereto, the aggregate amount of Restricted Payments made during the period after December 31, 1997, to and including the date of making the Restricted Payment in question, does not exceed 50% of the Company's Net Earnings for such period computed on a cumulative basis for said entire period.

               6.2 Limitations on Indebtedness. Create, incur, assume or permit to exist any Indebtedness except (a) Indebtedness owed to the Lenders hereunder;
(b)  Indebtedness  secured  by  Permitted  Liens;  (c)  Subordinated  Debt;  (d)
Indebtedness permitted under section 6.7(e); and (e) Indebtedness arising in connection with a Permitted Swap Contract.

               6.3 Limitations on Guaranty Obligations. Create, incur, assume or permit to exist any Guaranty Obligations except for (a) the endorsement of negotiable or nonnegotiable instruments for collection in the ordinary course of business, and (b) Guaranty Obligations in favor of a Lender; and (c) Guaranty Obligations described on Schedule 6.3 existing on the date of this Agreement, provided that the principal amount thereof shall not be increased.

               6.4 Limitations on Lease Obligations. Permit the aggregate Lease Obligations of the Company and its Subsidiaries to exceed $1,000,000 due in any fiscal year of the Company.

               6.5 Limitations on Liens and Encumbrances. Create, assume or permit to exist any mortgage, security interest, lien or charge of any kind, including any restriction against mortgages, security interests, liens or charges upon any of its other property or assets, whether now owned or hereafter acquired, except for Permitted Liens.

               6.6 Limitations on Mergers, Etc. Merge or consolidate with or into any other corporation or entity or sell, lease, transfer or otherwise dispose of in a single transaction or a series of transactions, all or a substantial part of its assets (other than sales made in the ordinary course of business), except that any Subsidiary may merge into, or transfer all or a substantial part of its assets to the Company or to a Subsidiary wholly owned by the Company.

               6.7 Limitations on Acquisitions, Advances and Investments. Acquire stock issued by a corporation, all or substantially all of the assets of any Person, an ownership interest in any limited liability company or any partnership or joint venture interest or make any loan, advance or extension of credit to any Person except (a) the purchase of United States government bonds and obligations; (b) extensions of credit to customers in the ordinary course of business of the Company or any Subsidiary; (c) the purchase of bank certificates of deposit issued by a bank having a long-term certificate of deposit rating of A or better from Standard & Poor's Rating Services (or an equivalent rating from another national rating agency), (d) commercial paper with a maturity not exceeding 90 days; (e) investments of the Company in any Subsidiary in existence on the Closing Date, and loans and advances to wholly owned Subsidiaries of the Company and advances by any Subsidiary to the Company or to another wholly owned Subsidiary; (f) deposits in deposit accounts at banks; (g) investments in bank repurchase agreements; (h) loans and advances to employees and agents in the ordinary course of business for travel and entertainment expenses and similar items; (i) partnership and joint ventures entered into in the ordinary course of business; (j) nonhostile acquisitions of the assets or 100% of the stock or other ownership interest of a Person; and (k) the purchase by the Company of its stock to the extent permitted under section 6.1.

               6.8 Lines of Business. Engage or permit any Subsidiary to engage in any business other than those in which it is now engaged and any business directly related thereto if, as a result thereof, the general nature of the businesses engaged in by the Company and its Subsidiaries on a consolidated basis would be substantially changed from the general nature of their businesses as of the Closing Date.

               6.9 Sales of Receivables. Discount or sell with recourse, or sell for less than the face amount thereof, any of its notes or accounts receivable.

               6.10 Sales of Subsidiaries. Sell or otherwise dispose of any stock (or other ownership interest), or securities convertible into stock (or other ownership interest), of any Subsidiary except to the Company or to a Subsidiary wholly owned by the Company.

               6.11 Sale and Leaseback. Sell or transfer any fixed assets and then or thereafter rent or lease as lessee any such assets.

               6.12   Indebtedness   to   Capitalization   Ratio.   Permit   the
Indebtedness to Capitalization Ratio to exceed 0.55 to 1.0 at any time.

               6.13 Interest Coverage Ratio. Permit the Interest Coverage Ratio to be less than 3.00 to 1.00 at any time.

               6.14 Indebtedness to EBITDA Ratio. Permit the Indebtedness to EBITDA Ratio to exceed 2.00 to 1.0 at any time.

               6.15 Transactions with Affiliates. Enter into or be a party to any transaction with any Affiliate except as otherwise provided herein or in the ordinary course of business and upon fair and reasonable terms which are no less favorable than a comparable arm's length transaction with an entity which is not an Affiliate.

          7. Events of Default; Remedies.

               7.1 Events of Default. The occurrence of any of the following shall constitute an Event of Default:

                    (a) Failure to Pay Note. The Company fails to pay (a) principal on any Note when due, whether at a stated payment date, or a date fixed by the Company for prepayment or by acceleration, or (b) interest on any Note, or any fee or other amount payable hereunder, when due and such default in payment of interest, fees or other amounts continues uncured for a period of five days; or

                    (b) Falsity of Representations and Warranties. Any representation or warranty made in any Loan Document or in any writing furnished in connection with or pursuant to this Agreement or any other Loan Document is false in any material respect on the date as of which made or as of which the same is to be effective; or

                    (c) Breach of Covenants. The Company fails to comply with any term, covenant or agreement contained in section 5 or 6 hereof; or

                    (d) Breach of Other Provisions. The Company fails to comply with any other agreement contained herein and such default continues for a period of 30 days after written notice to the Company from the Agent; or

                    (e) Default Under Other Agreements. The Company or any Subsidiary fails to pay when due any other Indebtedness issued or assumed by the Company or such Subsidiary or fails to comply with the terms of any agreement under which such Indebtedness was created and such default continues beyond the period of grace, if any, therein provided; or

                    (f) Entry of Final Judgments. A final judgment is entered against the Company or any Subsidiary which, together with all unsatisfied final judgments entered against the Company and all Subsidiaries, exceeds the sum of $250,000, and such judgment shall remain unsatisfied or unstayed for a period of 60 days after the entry thereof; or

                    (g) ERISA Liability. Any event in relation to any Plan which the Lenders determine in good faith could result in any of the occurrences set forth in section 3.11 above; or

                    (h) Default Under Other Loan Documents. An "Event of Default" (as defined therein) shall occur under any other Loan Document or the party to any other Loan Document fails to timely comply with any term, covenant or agreement contained therein; or

                    (i) Change In Control. Any Change in Control shall occur; or

                    (j) Insolvency, Failure to Pay Debts or Appointment of Receiver, Etc. The Company or any Subsidiary becomes insolvent or the subject of state insolvency proceedings, fails generally to pay its debts as they become due or makes an assignment for the benefit of creditors; or a receiver, trustee, custodian or other similar official is appointed for, or takes possession of any substantial part of the property of, the Company or any Subsidiary; or

                    (k) Subject of United States Bankruptcy Proceedings. The taking of corporate action by the Company or any Subsidiary to authorize such organization to become the subject of proceedings under the United States Bankruptcy Code; or the execution by the Company or any Subsidiary of a petition to become a debtor under the United States Bankruptcy Code; or the filing of an involuntary petition against the Company or any Subsidiary under the United States Bankruptcy Code which remains undismissed for a period of 60 days; or the entry of an order for relief under the United States Bankruptcy Code against the Company or any Subsidiary.

               7.2 Remedies. Upon the occurrence of any of the events described in sections 7.1(a) through 7.1(j), inclusive, the Agent shall, at the direction of the Majority Lenders, at the same or different times, take any of the following actions:

                    (a) declare the Lenders' Revolving Loan Commitments to be terminated, whereupon the Lenders' Revolving Loan Commitments shall immediately terminate; or

                    (b) declare the Loans, and all accrued interest thereon, to be immediately due and payable, whereupon the Loans, all accrued interest thereon and all other amounts owing or payable under the Loan Documents shall be immediately due and payable without presentment, demand, protest or notice of any kind, all of which are expressly waived by the Company.

                    Promptly following the making of such declaration, the Agent shall give notice thereof to the Company and each Lender but the failure to give such notice shall not impair any of the effects of such declaration. Upon the occurrence of any of the events described in section 7.1(k), the Lenders' Revolving Loan Commitments shall immediately terminate, and the Notes, together with accrued interest thereon and all other amounts owing or payable under the Loan Documents shall be immediately due and payable without presentment, demand, protest or notice of any kind, all of which are expressly waived by the Company.

          8. The Agent.

               8.1 Appointment and Duties of the Agent. The Lenders hereby appoint Firstar, subject to the terms and conditions of this section 8, as the Agent for the Lenders under and for purposes of this Agreement and the other Loan Documents. Each of the Lenders hereby irrevocably, authorizes, and directs the Agent to take such action on its behalf and to exercise such powers hereunder as are delegated to the Agent herein, together with such powers as are reasonably incident thereto, in connection with the administration of and enforcement of any rights or remedies with respect to this Agreement and the other Loan Documents. The Agent shall use reasonable diligence to examine the face of each document received by it hereunder to determine whether such document, on its face, appears to be what it purports to be. However, the Agent shall not be under any duty to examine into or pass upon the validity or genuineness of any documents received by it hereunder and the Agent shall be entitled to assume that any of the same which appears regular on its face is genuine and valid and what it purports to be.

               8.2 Discretion and Liability of the Agent. Subject to sections 8.3, 8.5 and 9.12 hereof, the Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, or with respect to, taking or refraining from taking any action or actions which it may be able to take under or in respect of this Agreement and the other Loan Documents. Neither the Agent nor any of its directors, officers, employees, agents or representatives shall be liable for any action taken or not taken under any Loan Document in the absence of gross negligence or willful misconduct.

               8.3 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to a failure by the Company to pay principal, interest or fees required to be paid to the Agent, unless the Agent has actual knowledge of such facts or has received notice from a Lender or the Company in writing that such Lender or the Company considers that a Default or Event of Default has occurred and is continuing and which specifies the nature thereof.

                    If the Agent shall acquire actual knowledge of or receive notice from a Lender or the Company that a Default or Event of Default has occurred, the Agent shall promptly notify the Lenders and the Company of such Default or Event of Default.

               8.4 Consultation. The Agent in good faith may consult with legal counsel or other advisors selected by it and shall be entitled to fully rely upon any opinion of such counsel or other advisor in connection with any action taken or not taken by the Agent in accordance with such opinion.

               8.5 Communications To and From the Agent. Upon any occasion requiring or permitting an approval, consent, waiver, election or other action on the part of the Lenders, unless action by the Agent alone is expressly permitted hereunder, action shall be taken by the Agent for and on behalf or for the benefit of the Lenders upon the direction of the Majority Lenders or, if required under section 9.12, all the Lenders. The Company may rely upon any communication from the Agent hereunder and need not inquire into the propriety of or authorization for such communication. Upon receipt by the Agent from the Company or any Lender of any communication calling for an action on the part of the Lenders, the Agent will, in turn, promptly inform the other Lenders in writing of the nature of such communication. In addition, the Agent shall forward to each Lender, promptly after receipt, copies of information provided by the Company pursuant to the requirements of the Loan Documents including, without limitation, the financial statements referred to in sections 5.1 and 5.2, and the notices referred to in section 5.12.

               8.6 Limitations of Agency. The Agent will act under the Loan Documents solely as the agent of the Lenders and only to the extent specifically set forth in the Loan Documents and will, under no circumstances, be considered to be a fiduciary of any nature whatsoever in respect of any other Person. The relationship between the Agent and the Lenders is that of agent and principal only and the Agent shall not be deemed to be a trustee or fiduciary for any Lender. The Agent may generally engage in any kind of banking or trust business with the Company as if it were not the Agent.

               8.7 No Representation or Warranty. No Lender (including the Agent) makes to any other Lender any representation or warranty, express or implied, or assumes any responsibility with respect to the execution, validity or enforceability of this Agreement or the other Loan Documents.

               8.8 Lender Credit Decision. Each Lender acknowledges that it has, independent of and without reliance upon any other Lender (including the Agent) or any information provided by any other Lender (including the Agent) and based upon the financial statements of the Company and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independent of and without reliance upon any other Lender (including the Agent) and based upon such documents and information as it shall deem appropriate at that time, continue to make its own credit decision in taking or not taking action under this Agreement and the other Loan Documents.

               8.9 Indemnity. Each Lender hereby indemnifies (which indemnity shall survive the termination of this Agreement) the Agent, pro rata according to such Lender's Percentage, from and against any and all liabilities, obligations, losses, damages, claims, costs, or expenses of any kind or nature whatsoever including reasonable attorneys' fees which may at any time be imposed on, incurred by, or asserted against, the Agent in any way related to or arising out of this Agreement or the other Loan Documents and as to which the Agent is not reimbursed by the Company; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, claims, costs or expenses which are determined by a court of competent jurisdiction in a final proceeding to have resulted solely from the Agent's gross negligence or willful misconduct. The Agent shall not be required to take any action hereunder or under any other Loan Document, or to prosecute or defend any suit in respect of the transactions contemplated hereby, unless it is indemnified hereunder to its satisfaction. If any indemnity in favor of the Agent shall be or become, in the Agent's determination, inadequate, the Agent may call for additional indemnification from the Lenders and cease to do the acts indemnified against hereunder until such additional indemnity is given.

               8.10 Resignation or Removal of Agent; Successor Agent. The Agent may resign as such at any time upon at least 30 days' prior notice to the Company and all Lenders. The Agent may be removed at any time by the Majority Lenders upon at least 30 days' prior notice by the Majority Lenders to the Company and the Agent, but only for cause consisting of its gross negligence or willful misconduct or following a declaration of insolvency by the appropriate regulators. If the Agent at any time shall resign or be removed, the Majority Lenders may appoint another Lender as a successor Agent which shall thereupon become the Agent hereunder. If no successor Agent shall have been so appointed by the Majority Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent gives notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint the successor Agent, which shall be one of the Lenders. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall be entitled to receive from the retiring Agent such documents of transfer and such assignments as such successor Agent may reasonably request, and shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations as Agent under this Agreement.

          9. Miscellaneous.

               9.1 Survival of Representations and Warranties. The Company's representations and warranties contained in section 3 hereof shall survive closing and execution and delivery of the Notes.

               9.2 Indemnification. The Company agrees to defend, indemnify and hold harmless the Agent, the Lenders and their respective directors, officers, employees and agents from and against any and all loss, cost, expense or liability (including reasonable attorneys' fees) incurred in connection with any and all claims or proceedings (whether brought by a private party or governmental agency) as a result of, or arising out of or relating to: (a) bodily injury, property damage, abatement or remediation, environmental damage or impairment or any other injury or damage resulting from or relating to any hazardous or toxic substance or contaminated material (as determined under Environmental Laws) located on or migrating into, from or through property previously, now or hereafter owned or occupied by the Company, which the Agent or any Lender may incur due to the making of the Loans, or otherwise;

                    (b) any transaction financed or to be financed, in whole or in part, directly or indirectly, with the proceeds of any Loan; or

                    (c) the entering into, performance of and exercise of their rights under this Agreement or any other Loan Document by the Agent, and the Lenders.

                    This indemnity will survive the repayment of the Loans.

               9.3 Expenses. The Company agrees, whether or not the transaction hereby contemplated shall be consummated, to pay on demand (a) all out-of-pocket expenses incurred by the Agent or any Lender in connection with the negotiation, execution, administration, amendment or enforcement of this Agreement and the other Loan Documents, including reasonable counsel fees and expenses (provided that the maximum amount of fees and expenses incurred by each Lender in connection with the negotiation, execution, administration and amendment of this Agreement and the other Loan Documents to be reimbursed by the Company shall not exceed $1,000), (b) any taxes (including any interest and penalties relating thereto) payable by any Lender (other than taxes based upon such Lender's net income) on or with respect to the transactions contemplated by this Agreement (the Company hereby agreeing to indemnify each Lender with respect thereto) and
(c) all out-of-pocket expenses, including reasonable counsel fees and expenses, incurred by the Agent or any Lender in connection with any litigation, proceeding or dispute in any way related to the Agent's and the Lenders' relationships with the Company, whether arising hereunder or otherwise, other than in connection with a successful action brought by the Company against a

Lender for such Lender's breach of its obligations to the Company. The obligations of the Company under this section will survive payment of the Loans.

               9.4 Notices. All notices provided for herein shall be in writing and shall be (a) delivered; (b) sent by express or first-class mail; or (c) sent by facsimile transmission and confirmed in writing provided to the recipient in a manner described in (a) or (b), and, if to the Agent or a Lender, addressed to it at the address set forth below its signature, and if to the Company, addressed to it at 5481 South Packard Avenue, Cudahy, Wisconsin 53110,
Attention: Wayne E. Larsen, Vice President Law/Finance, Facsimile No. 414-747-2890, or to such other address with respect to any party as such party shall notify the others in writing; such notices shall be deemed given when delivered or mailed or so transmitted.

               9.5 Assignments and Participations.

                    (a) Any Lender may, with the written consent of the Company (at all times other than during the existence of an Event of Default) and the Agent, which consents shall not be unreasonably withheld, at any time assign and delegate to one or more Eligible Assignees (provided that no written consent of the Company or the Agent shall be required in connection with any assignment and delegation by a Lender to an Eligible Assignee that is an Affiliate of such Lender) (each an "Assignee") all, or any ratable part of all, of the Loans, the Revolving Loan Commitment and the other rights and obligations of such Lender hereunder, in a minimum amount of $10,000,000; provided, however, that the Company and the Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Company and the Agent by such Lender and the Assignee; (ii) such Lender and its Assignee shall have delivered to the Company and the Agent an Assignment and Acceptance in the form of Exhibit E (an "Assignment and Acceptance") together with any Note subject to such assignment and (iii) the assignor Lender or Assignee has paid to the Agent a processing fee in an amount specified by the Agent not exceeding $3,500 and has agreed to indemnify and hold the Company harmless from and against any and all costs, expenses and liabilities resulting from such assignment.

                    (b) From and after the date that the Agent notifies the assignor Lender that it has received (and provided its consent with respect to) an executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assignor Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Documents.

                    (c) Within five Business Days after its receipt of notice by the Agent that it has received an executed Assignment and Acceptance and payment of the processing fee, (and provided that it consents to such assignment in accordance with subsection 9.5(a)), the Company shall execute and deliver to the Agent, a new Note evidencing such Assignee's assigned Revolving Loan Commitment and, if the assignor Lender has retained a portion of its Loans and its Revolving Loan Commitment, a replacement Note in the principal amount of the Revolving Loan Commitment retained by the assignor Lender (such Note to be in exchange for, but not in payment of, the Note held by such Lender). Immediately upon each Assignee's making its processing fee payment under the Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Revolving Loan Commitments arising therefrom. The Revolving Loan Commitment allocated to each Assignee shall reduce the Revolving Loan Commitment of the assigning Lender pro tanto.

                    (d) Any Lender may, at its option, with the written consent of the Company (at all times other than during the existence of an Event of Default) sell to another financial institution or institutions participating interests in a Note payable to such Lender and, in connection with each such sale, and thereafter, disclose to the purchaser or prospective purchaser of each such interest financial and other information concerning the Company. The Company agrees that if amounts outstanding under this Agreement or a Note are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each such purchaser shall be deemed to have, to the extent permitted by applicable law, the right of setoff in respect of its participating interest in amounts owing under this Agreement and such Note to the same extent as if the amount of its participating interest were owed directly to it. The Company further agrees that each such purchaser shall be entitled to the benefits of sections 2.13 and 2.14 with respect to its participation in the selling Lender's Revolving Loan Commitment; provided that no such purchaser shall be entitled to receive any greater amount pursuant to that section than the Lender would have been entitled to receive if no such sale had occurred.

               9.6 Titles. The titles of sections in this Agreement are for convenience only and do not limit or construe the meaning of any section.

               9.7 Parties Bound; Waiver. The provisions of this Agreement shall inure to the benefit of and be binding upon any successor of any of the parties hereto and shall extend and be available to any holder of a Note; provided that the Company's rights under this Agreement are not assignable. No delay on the part of the Agent or any Lender in exercising any right, power or privilege hereunder shall operate as a waiver thereof, and no single or partial exercise of any right, power or privilege hereunder shall preclude other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein specified are cumulative and not exclusive of any rights or remedies which the Agent or a Lender would otherwise have.

               9.8 Governing Law. This Agreement is being delivered in and shall be deemed to be a contract governed by the laws of the State of Wisconsin and shall be interpreted and enforced in accordance with the laws of that state without regard to the principles of conflicts of laws.

               9.9 Submission to Jurisdiction; Service of Process. As a material inducement to the Agent and the Lenders to enter into this Agreement:

                    (a) THE COMPANY AGREES THAT ALL ACTIONS OR PROCEEDINGS IN ANY MANNER RELATING TO OR ARISING OUT OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS MAY BE BROUGHT ONLY IN COURTS OF THE STATE OF WISCONSIN LOCATED IN MILWAUKEE COUNTY OR THE FEDERAL COURT FOR THE EASTERN DISTRICT OF WISCONSIN AND THE COMPANY CONSENTS TO THE JURISDICTION OF SUCH COURTS. THE COMPANY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH COURT AND ANY RIGHT IT MAY HAVE NOW OR HEREAFTER HAVE TO CLAIM THAT ANY SUCH ACTION OR PROCEEDING IS IN AN INCONVENIENT COURT; and

                    (b) The Company consents to the service of process in any such action or proceeding by certified mail sent to the address specified in section 9.4.

                    Nothing contained herein shall affect the right of the Agent or the Lenders to serve process in any other manner permitted by law.

               9.10 Waiver of Jury Trial. THE COMPANY, THE AGENT AND THE LENDERS HEREBY KNOWINGLY AND VOLUNTARILY WAIVE THE RIGHT EACH OF THEM MAY HAVE TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM BASED ON OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, ANY COURSE OF CONDUCT, COURSE OF DEALING,

STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ANY OTHER ACTION OF ANY PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT TO THE AGENT AND THE LENDERS TO ENTER INTO THIS AGREEMENT.

               9.11 Limitation of Liability. THE COMPANY, THE AGENT AND THE LENDERS HEREBY WAIVE ANY RIGHT ANY OF THEM MAY HAVE TO CLAIM OR RECOVER FROM ANY OTHER PARTY ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES, OF WHATEVER NATURE, OTHER THAN ACTUAL DAMAGES.

               9.12 Amendments. No provision of this Agreement or the other Loan Documents may be amended, modified, supplemented, changed, waived, discharged or terminated unless the consent of the Majority Lenders and the Company is obtained in writing, provided, however, that no such amendment, modification or waiver which would:

                    (a) Modify any requirement hereunder that any particular action be taken by all the Lenders or by the Majority Lenders shall be effective unless consented to by each Lender;

                    (b) modify this section 9.12, change the definition of "Majority Lenders," increase any Revolving Loan Commitment or the Percentage of any Lender, or reduce any fees payable hereunder, shall be effective unless consented to by each Lender;

                    (c) extend the scheduled due date for the payment of principal or interest on any Note (or reduce the principal amount of or rate of interest on any Note) shall be made without the consent of the holder of such Note;

                    (d) release any collateral (except as permitted herein or in the applicable Loan Document) shall be effective unless consented to by each Lender; or

                    (e) adversely affect the interests, rights, or obligations of the Agent shall be made without the consent of the Agent.

               9.13 Counterparts. This Agreement and any amendment hereof may be executed in several counterparts, each of which shall be executed by the Agent and the Company and be deemed to be an original and all of which together shall constitute one instrument. This Agreement shall become effective when counterparts hereof executed on behalf of the Company, the Agent and each

Lender shall have been received by the Agent and notice thereof shall have been given by the Agent to the Company and each Lender.

               9.14 Entire Agreement. This Agreement and the other Loan Documents shall constitute the entire agreement of the parties pertaining to the subject matter hereof and supersedes all prior or contemporaneous agreements and understandings of the parties in connection therewith.

                                        LADISH CO., INC.

                                        BY______________________________
                                          Its____________________________

   Revolving
      Loan
  Commitment        Percentage
  ----------        ----------

  $25,000,000         25%               FIRSTAR BANK MILWAUKEE, N.A.,
                                        as the Agent and a Lender

                                        BY_____________________________
                                          Its___________________________

                                        Address:  777 East Wisconsin Avenue
                                                  Milwaukee, WI 53202
                                                  Attn: Jeffrey J. Janza

                                        Facsimile No.:  414-765-4632

   Revolving
      Loan
  Commitment        Percentage
  ----------        ----------

  $17,500,000         17.5%             THE FIRST NATIONAL BANK OF CHICAGO

                                        BY_____________________________
                                          Its___________________________

                                        Address:  One First National Plaza
                                                  Suite IL1-0088
                                                  Chicago, IL 60670
                                                  Attn:  Lisa Mott

                                        Facsimile No.:  312-732-1117


  $17,500,000         17.5%             U.S. BANK NATIONAL ASSOCIATION

                                        BY_____________________________
                                          Its___________________________

                                        Address:  201 West Wisconsin Avenue
                                                  Milwaukee, WI 53259
                                                  Attn:  Dennis Ciche

                                        Facsimile No.:  414-227-5881


  $15,000,000         15%               HARRIS TRUST AND SAVINGS BANK

                                        BY_____________________________
                                          Its___________________________

                                        Address:  111 West Monroe Street

                                                  10th Floor West
                                                  Chicago, IL 60603
                                                  Attn:  Sunny M. Harnett

                                        Facsimile No.:  312-293-5040


  $15,000,000         15%               LASALLE NATIONAL BANK

                                        BY_____________________________
                                          Its___________________________

                                        Address:  411 East Wisconsin Avenue
                                                  Milwaukee, WI 53202
                                                  Attn:  James A. Meyer

                                        Facsimile No.:  414-224-0071


  $10,000,000         10%               ST. FRANCIS  BANK, F.S.B.

                                        BY_____________________________
                                        Its___________________________

                                        Address:  13400 Bishops Lane
                                                  Suite 190
                                                  Brookfield, WI 53005
                                                  Attn:  John C. Tans

                                        Facsimile No.:  414-486-8778

-------------        --------
$100,000,000          100%
==========================

                                  SCHEDULE 1.1

                      Existing Liens and Security Interests

     The liens and security interests arising under the March 9, 1998 Amended and Restated Credit Agreement among Ladish Co., Inc. and General Electric Capital Corporation, as amended.

     April 24, 1997 Escrow Agreement between Ladish Co., Inc. and Trinity Fitting and Flange Group, Inc. with Bank One Wisconsin Trust Company as escrow agent.

                                  SCHEDULE 3.1

                                  Subsidiaries


1.       Stowe Machine Co., Inc., a Nevada corporation

2.       McLad Corporation, a Nevada corporation

                                  SCHEDULE 3.4

                                   Litigation


None

                                  SCHEDULE 3.18

                              Environmental Matters


Ladish Co., Inc. has been named as a potentially responsible party at the following locations:

           Site                              Status
           ----                              ------

      1)   Hunts Superfund Site              Consent order signed, site
           Caledonia, WI                     remedied, monitoring continuing.

      2)   Fadrowski Superfund Site          Site remedied, owner has
           Franklin, WI                      monitoring responsibility.

      3)   ILCO Superfund Site               Ladish settled as a De Minimis
           Leeds, AL                         party and dismissed.

      4)   Marina Cliffs Superfund Site      Ladish settled as a De Minimis
           South Milwaukee, WI               party and dismissed.

Former subsidiary of Ladish Co., Inc. was named as a potentially responsible party at the Operating Industries Inc. site in California. The subsidiary was liquidated with no additional assets.

                                  SCHEDULE 3.20

                              Year 2000 Compliance


Ladish Co., Inc. is in the process of changing its information technology system and believes that the new system will be Year 2000 compliant.

                                  SCHEDULE 6.3

                              Guaranty Obligations


Ladish Co., Inc. has guaranteed the performance of its wholly-owned subsidiary, Stowe Machine Co., Inc. ("Stowe") in connection with the purchase by Stowe of the business and assets of Adco Manufacturing, Incorporated.

Ladish Co., Inc. has guaranteed certain aspects of the performance and condition of the assets of its former Industrial Products Division ("IPD") under the sale of IPD to Trinity Fitting and Flange Company, Inc.



                                      X-2